Exhibit 8.1

Suite 3000
79 Wellington St. W.
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada
Tel 416.865.0040
Fax 416.865.7380

www.torys.com

July 13, 2009

Hydrogenics Corporation
5985 McLaughlin Road
Mississauga, Ontario L5R 1B8
Canada

Ladies and Gentlemen:

We have acted as counsel to Hydrogenics Corporation, a corporation formed under the laws of Canada (the “Company”), in connection with the offer to purchase all of the outstanding Trust Units of Algonquin Power Income Fund (“APIF”) pursuant to the Offer to Purchase (the “Offer to Purchase”). You have requested our opinion as to certain United States federal income tax consequences relating to the Offer to Purchase. We are rendering this opinion in connection with the Registration Statement of the Company on Form F-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on July 13, 2009 (“Registration Statement”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K thereunder. All capitalized terms used but not defined in this letter have the meanings assigned to them in the Circular accompanying and forming part of the Offer to Purchase.

In providing our opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offer to Purchase, the Circular, the Support Agreement, the Registration Statement, the Expense Reimbursement Agreement, corporate records of the parties to the Support Agreement, and such other documentation and information provided by you, APIF, or others as is relevant to the Offer and necessary to prepare the Registration Statement, or as we have otherwise deemed necessary or appropriate as a basis for our opinion. We have also relied upon, without independent verification, the representations of the Company and APIF contained in their respective letters to us, dated July 13, 2009. We have assumed that the foregoing statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete, without regard to any qualification as to knowledge or belief. In addition, we have assumed that each of the transactions referenced in the above-listed documents and the Registration Statement will be consummated in the manner contemplated therein. In particular, we have assumed that the Company will act in accordance with the Offer to Purchase and that the parties to the Support Agreement will act in accordance with the Support Agreement. If any of our assumptions is untrue, our opinion as expressed below may be adversely affected and may not be relied upon.

In rendering our opinion, we have made such investigations of law as we have deemed appropriate to form a basis for the opinion expressed below.

Based upon and subject to the foregoing, it is our opinion that the statements set forth in the Registration Statement under the caption “Circular — Certain U.S. Federal Income Tax Considerations,” to the extent that such statements constitute matters of law or legal conclusions with respect thereto, although not purporting to discuss all possible United States federal income tax consequences of the transactions described in the Offer to Purchase and accompanying Circular included in the Registration Statement, are correct in all material respects, subject to the qualifications set forth therein.

Other than as expressly stated above, we express no opinion on any issue relating to any transaction contemplated by or related to the Transaction, including the Offer to Purchase.

This opinion is rendered for the sole benefit of the Company and Unitholders of APIF who receive common shares of the Company pursuant to the Registration Statement, and no other person or entity is entitled to rely hereon without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to Torys LLP under the captions “Circular — Certain U.S. Federal Income Tax Considerations” and “Circular — Legal Matters” in the Circular. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or to reflect the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes untrue or incorrect.

Very truly yours,

/s/ Torys LLP